Exhibit 99.1

Bacterin to Present at The Rodman & Renshaw Annual Global Investment Conference

BELGRADE, MT, August 27, 2013 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today announced that its CEO, Dan Goldberger and CFO, John Gandolfo, will present at the Rodman & Renshaw Annual Global Investment Conference, to be held September 9–10, 2013 at the Millennium Broadway Hotel in New York City. Bacterin's presentation will take place Tuesday, September 10, 2013 at 12:05 PM ET.

A live broadcast of the conference presentation will be available. To access the broadcast, go to the "Investor Info" section of the Company's website at www.bacterin.com. A replay of the conference presentation will also be available.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Contact:

COCKRELL GROUP

877.889.1972

investorrelations@thecockrellgroup.com

cockrellgroup.com